RESOLUTION
OF THE BOARDS OF TRUSTEES OF
MOSAIC GOVERNMENT MONEY MARKET TRUST,
MOSAIC INCOME TRUST, MOSAIC EQUITY TRUST AND
MOSAIC TAX-FREE TRUST

April 26, 2006

WHEREAS, Rule 483 under the Securities Act of 1933 requires the Trustees to authorize the use of a power of attorney for purposes of signing the annual Form N1-A for each of the Trusts and other such registration filings or proxy statements, etc.; and

WHEREAS, the Trustees of each Trust have previously provided written power of attorney to John Rashke, Esq. and Christopher Daniels, Esq. of Dewitt Ross & Stevens, SC for purposes of making all necessary filings on behalf of each Trust with the US Securities and Exchange Commission; and

WHEREAS, the Trustee of each Trust wish to replace Christopher Daniels with Bryan C. Esch for such purposes:

NOW, THEREFORE, IT IS RESOLVED, that the use of the powers of attorney from each Trustee dated April 26, 2006 for Mosaic Equity Trust, Mosaic Income Trust, Mosaic Tax-Free Trust and Mosaic Government Money Market Trust shall be and hereby is authorized and ratified for purposes of all Form N1-A filings under the Securities Act of 1933 or the Investment Company Act of 1940 and any N-14 filings under such acts, if applicable, by each such Trust hereinafter until revoked by the Trustees; and

RESOLVED FURTHER, that the officers of the Trusts are authorized to take such actions as are necessary to effectuate the purposes of the foregoing resolution.